Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS 2009 FULL-YEAR

AND FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

DENVER — March 11, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its fourth quarter and full year 2009 financial and operational results.  The Company also today provided an interim operations update and reported estimated quantities of proved reserves as of December 31, 2009.

Highlights Include:

•                  RECORD PROVED RESERVES TOTAL 4.5 MMBOE

•                  RECORD ANNUAL PRODUCTION OF 219 MBOE

•                  CURRENT PRODUCTION ~1,500 BOEPD

•                  RECORD ANNUAL AND QUARTERLY OIL & GAS SALES OF $11.3 MM AND $4.8 MM, RESPECTIVELY

•                  RECORD 2009 OPERATING CASH FLOW OF $9.4 MM

•                  STRONGEST SHORT LATERAL WELLS DRILLED TO DATE

2009 Financial Results

The Company reported a net loss for the year ended December 31, 2009 of $2.6 million, or $0.02 per basic and diluted share, compared with a net loss of $56.5 million, or $0.62 per basic and diluted share, for the same period in 2008.  The 2008 net loss included $47.5 million in non-cash charges related to impairments of the carrying value of oil and gas properties.  Net loss before the impairment charge for 2008, a non-GAAP measure, was $9.0 million, or $0.10 per share.  Kodiak did not have any asset impairments during 2009.

Kodiak reported net cash provided by operating activities for the full-year 2009 of $9.4 million, a Company-record, as compared to net cash used in operations in 2008 of $2.2 million.

Adjusted EBITDA, a non-GAAP measure, was a company record $4.0 million for the full-year 2009, as compared to a negative $1.2 million in 2008.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency and (vii) accretion of abandonment liability.  Reconciliations of Adjusted EBITDA to net loss are included at the end of this news release.

Oil and gas sales were $11.3 million for the full-year 2009 reporting period, as compared to approximately $6.8 million for the full-year 2008, a 67% increase.  Kodiak posted a 123% increase in year-over-year equivalent production volumes.  Crude oil revenue accounted for approximately 94% of the total 2009 oil and gas sales, and crude oil constituted 83% of produced volumes in 2009.  Production data is discussed further in the “Oil and Gas Sales” section of this news release.

The Company’s total current assets at year-end 2009 were $37.0 million, its cash and equivalents position was $24.9 million and it had prepaid expenses of $7.6 million.  The Company currently has no long-term debt.

2009 Expenses

General and administrative (G&A) expense was $8.5 million for the year-ended December 31, 2009, as compared to $8.2 million for the same period in 2008.  Included in the G&A expense for 2009 is a non-cash stock-based compensation charge of $3.4 million for options issued to officers, directors and employees, as compared to $3.6 million for the same period in 2008.

Kodiak’s oil and gas production expense for the full-year 2009 was $2.2 million, as compared to $3.6 million for 2008.  The 38% year-over-year decrease is primarily due to $1.7 million in workover expense recorded in 2008, which was partially offset by additional production expense attributable to each new well coming on to production during 2009.

Depletion, depreciation and amortization (DD&A) expense for 2009 was $3.2 million, as compared to $4.2 million for 2008, reflecting a 24% decrease.  Kodiak attributes lower DD&A to impairment charges taken in 2008 and the decrease in the depletable base in the full cost pool, offset in part by increased production volumes and the corresponding increased cost on a units-of-production basis.

Unit Cost Analysis

	2009	2008	% Chg.
Production in Barrels of Oil Equivalent (BOE)	219,300	98,564	123%
Average Price Received Oil ($ Bbl)	$58.35	$84.86	-31%
Average Price Received Gas ($ Mcf)	$2.84	$6.54	-57%
Lease Operating Expense ($ BOE)	$4.25	$28.78	-85%
Production Tax ($ BOE)	$5.50	$6.54	-16%

Fourth Quarter Financial Results

The Company reported breakeven results for the quarter ended December 31, 2009 of $0.00 per basic and diluted share, compared with a net loss of $34.0 million, or $0.37 per basic and diluted share, for the same period in 2008.  The 2008 net loss included $32.0 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.

G&A expense was $3.0 million for the fourth quarter 2009, as compared to $1.7 million for the same period in 2008.  Included in the G&A expense for the 2009 period is a non-cash stock-based compensation charge of $1.3 million for options issued to officers, directors and employees, as compared to $0.809 million for the same period in 2008.  Additionally, on December 31, 2009, certain officers and directors voluntarily cancelled stock options issued in 2007.  This unamortized, non-cash expense is approximately $0.413 million and is attributed in part to the 75% increase in G&A expense for the fourth quarter 2009, as compared to the year-ago period.

Oil and gas sales for the fourth quarter 2009 were a Company-record $4.8 million, as compared to $1.2 million in the prior-year period, an increase of 304%.  Crude oil revenue accounted for approximately 98% of fourth quarter 2009 oil and gas sales, as compared to 75% in the same period in 2008.  Further discussion is included in the “Oil and Gas Sales” section below.

For the fourth quarter 2009, Adjusted EBITDA, as previously defined above, was approximately $2.1 million, as compared to approximately negative $0.114 million for the same period in 2008.

Oil and Gas Sales

Record Fourth Quarter Production and Sales

Kodiak’s fourth quarter 2009 oil and gas sales volumes were a Company-record 71,954 BOE, as compared to 30,755 BOE in the same period in 2008, a 134% increase, and a 4% increase when compared to third quarter 2009 equivalent volumes of 69,000 BOE.  Oil sales volumes were 69,640 barrels for the fourth quarter 2009, as compared to 19,900 barrels in the same period in 2008, a 250% increase and an increase of 14% when compared to the third quarter 2009’s crude oil volumes.  By commodity in the fourth quarter of 2009, crude oil constituted 97% of the production base, as compared to 65% in the fourth quarter of 2008.  Gas volumes were 13.9 million cubic feet (MMcf) in the fourth quarter 2009, as compared to 65.1 MMcf in the prior-year period, and as compared to 48.0 MMcf in the third quarter of 2009.

On a quarter-over-quarter basis, the average price received for crude oil improved by 51%.  The Company sold its oil at an average of $67.39 per barrel during the fourth quarter 2009, as compared to the $44.65 per barrel during the prior-year period.  For the fourth quarter 2009, the average gas price received increased 34 % to $6.05 per thousand cubic feet of natural gas (Mcf), as compared to $4.51 per Mcf received in the fourth quarter of 2008.  Kodiak did not hedge any of its oil and gas production volumes at anytime during 2009.

Record Annual Production and Sales

For the full-year 2009, oil and gas sales volumes improved by 123% to 219,300 BOE, as compared to 98,560 BOE in 2008.  Oil sales volumes grew 187% to 182,560 barrels for 2009, as compared to 63,600 barrels in the same period in 2008.  By commodity in 2009, crude oil constituted 83% of the production base, as compared to 65% in the prior-year period.  Gas volumes were 220.5 MMcf for 2009, as compared to 209.8 MMcf in the prior-year period, representing a 5% period-over-period increase.

The average price received for crude oil for 2009 was sharply lower, netting 31% less than in the same period in 2008.  The Company sold its crude oil for an average price of $58.35 per barrel during 2009, as compared to the average price of $84.86 per barrel received during the prior-year period.  For 2009, the average gas price received decreased 57% to $2.84 per Mcf, as compared to the average price of $6.54 per Mcf received in 2008.

The Company’s differentials for Williston Basin crude oil vary by geographic area.  Generally, the differentials during the full-year 2009 ranged from $9 to $10 per barrel, including trucking costs.  In March 2010, the Company’s differentials range from $6 to $8 per barrel including trucking costs.  At December 31, 2009, the Company’s daily production was approximately 1,000 BOE per day.  With the additional two wells completed in the first quarter 2010, the Company’s production has grown to an approximate daily average of 1,500 BOE per day.

During 2009, Kodiak invested $27.4 million primarily for the drilling and completion of wells in its Bakken drilling program in Dunn County, ND, of which $8.5 million was invested during the fourth quarter 2009.   For 2009, Kodiak drilled and operated 11 gross wells (6.0 net) and completed nine gross wells (4.8 net) as producers, with two wells waiting on completion at year-end.  These wells have since been completed during the first quarter of 2010 as noted below.    The Company currently has an inventory of two wells awaiting initial completion operations.    Four of the nine completed wells were drilled with horizontal lateral lengths greater than 8,000 feet and five were drilled with horizontal laterals less than 6,600 feet.

Kodiak Oil & Gas Corp. Production Comparison

	Three-months Ended			Year- Ended
	Dec. 31, 2009	Dec. 31, 2008	% Change	Dec. 31, 2009	Dec. 31, 2008	% Change
Product Sales Volumes
Natural Gas (Mcf)	13,901	65,106	(79)%	220,455	209,815	5%
Oil (Bbls)	69,637	19,904	250%	182,558	63,595	187%
Barrels of Oil Equivalent (BOE)	71,954	30,755	134%	219,300	98,564	123%

Product Price Received
Natural Gas ($/Mcf)	$6.05	$4.51	34%	$2.84	$6.54	(57)%
Crude Oil ($/Bbl)	$67.39	$44.65	51%	$58.35	$84.86	(31)%

	Three-months Ended
Sequential Quarter Comparison	Dec. 31, 2009	Sept. 30, 2009	% Change
Product Sales Volumes
Natural Gas (Mcf)	13,901	47,982	(71)%
Oil (Bbls)	69,637	61,121	14%
Barrels of Oil Equivalent (BOE)	71,954	69,118	4%

2009 Proved Reserves

Kodiak’s year-end 2009 estimated total proved reserves were approximately 4.5 million barrels of oil equivalent (MMBoe), or 26.7 billion cubic feet of natural gas equivalents (Bcfe).  This compares to 0.5 MMBoe, or 3.3 Bcfe in 2008.  The 2009 total, a 709% increase on an equivalent basis from the 2008 estimated quantities, is comprised of 3.8 million barrels of crude oil and 3.8 Bcf of natural gas.  The 2009 reserve mix is 86% crude oil and 14% natural gas, as compared to 63% crude oil and 37% natural gas for 2008.  Approximately 32% of the 2009 total proved reserves are categorized as proved developed producing and approximately 68% are classified as proved undeveloped.  In addition, approximately 31% of the crude oil quantities are proved developed producing.

When booking proved undeveloped locations, Kodiak considered its 2010 Bakken drilling program and the sources and amounts of capital that it has available to it to complete the current year program.  All of the wells in the current year program were classified as proved undeveloped as of December 31, 2009 and, if successful, will be converted to proved developed producing when drilled during 2010.  Of the 15 proved undeveloped locations recorded at December 31, 2009, two have been drilled and completed; two others have been drilled and are waiting on completion.  The Company believes that this is a conservative approach to booking proved undeveloped locations, especially since its primary asset is largely considered a resource play.

Kodiak’s proved reserves at December 31, 2009 were computed using the new Securities and Exchange Commission (“SEC”) guidelines that went into effect for the reporting of year-end 2009 proved reserves.  Commodity prices used in calculating the economic quantities of reserves are based on the average of the first-day-of-the-month price during the 12-month period ending December 31, 2009.  For oil volumes, the average Plains Marketing L.P. WTI posted price of $57.65 per barrel is adjusted for quality, transportation fees and local price differentials.  For natural gas volumes, the average Platts Gas Daily Henry Hub spot price of $3.87 per million British thermal units (MMBtu) is adjusted by field for energy content, transportation fees and local price differentials.  All prices are held constant throughout the lives of the properties.  By comparison, average year-end prices used to determine reserves were $3.76 per Mcf of natural gas and $24.09 per barrel of oil for 2008.

For 2009 reserve quantities, Kodiak’s standardized measure of discounted future net cash flows (commonly known as the SEC PV-10 figure) for proved reserves at year-end was $39.1 million, as compared to $5.3 million in 2008.  Approximately 98% of the Company’s proved reserves are associated with its Williston Basin producing properties.

Reserve estimates for 2009 were prepared by Kodiak’s independent reservoir engineering consultant, Netherland, Sewell & Associates, Inc. (NSAI) and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent SEC Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.  In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Kodiak’s properties.  NSAI also prepared Kodiak’s estimated reserves as of December 31, 2008.

Kodiak Oil & Gas Corp. 2009 SEC Case Proved Reserves Summary

	Oil	Gas		PV-10%
Reserve Category	(Bbls)	(MCF)	BOE	($MM)

Proved Developed Producing	1,170,435	1,454,904	1,412,919	$25,842
Proved Developed Non-Producing	—	—	—	$0
Proved Undeveloped	2,646,309	2,393,574	3,045,238	$13,220

Total Proved	3,816,744	3,848,478	4,458,157	$39,063

Price deck: $57.65 per Bbl and 3.87 per MMBtu

Kodiak Oil & Gas Corp. 2009 Proved Reserves Reconciliation

	Oil	Gas
Proved Developed	(Bbls)	(MCF)	BOE

Beginning Balance (12/31/08)	344,445	1,218,010	547,447
Revisions	(104,059)	(339,481)	(160,639)
Purchases / (Sales)	(16,101)	(103,244)	(33,308)
Extensions / Discoveries Additions	3,775,017	3,293,648	4,323,957
Production	(182,558)	(220,455)	(219,300)
Total Proved Reserves 12/31/09	3,816,744	3,848,478	4,458,157

Year-end 2009 Pricing Scenario

In addition to the SEC proved reserves, NSAI also prepared estimates of Kodiak’s year-end proved reserves using the previous SEC rules for oil and gas which were based on the posted spot prices as of December 31, 2009 for both oil and gas and held constant during the life of the properties.  For oil and NGL volumes, the average West Texas Intermediate posted price of $76.00 per Bbl was adjusted by county for quality, transportation fees, and regional price differentials. For gas volumes, the Henry Hub spot price of $5.79 per MMBtu was adjusted by county for energy content, transportation fees, and regional price differentials.

The below case should not be confused with Kodiak’s SEC 2009 proved reserves as outlined above and does not comply with SEC pricing assumptions, but does comply with all other definitions.  The Company includes this information because it believes it is an accurate presentation of the sensitivities to commodity prices and per-well economics.  Based on year-end prices, the estimated discounted net present value of Kodiak’s proved reserves, before projected income taxes, using a 10% per annum discount rate, or PV-10, would have been $67.2 million at December 31, 2009. A comparison follows in the table below.

Kodiak Oil & Gas Corp. 2009 Proved Reserves Year-end Pricing Summary

	Oil	Gas		PV-10%
Reserve Category	(Bbls)	(MCF)	BOE	($MM)

Proved Developed Producing	1,190,930	1,711,660	1,476,207	$35,567
Proved Developed Non-Producing	—	—	—	$0
Proved Undeveloped	2,665,102	2,410,712	3,066,887	$31,636

Total Proved	3,856,032	4,122,372	4,543,094	$67,173

Price deck: $76.00 per Bbl WTI and 5.77 per MMBtu HH

Operations Update

2010 CAPEX

As previously announced, Kodiak’s Board of Directors approved a $60 million 2010 capital expenditure budget for drilling in the Williston Basin of Montana and North Dakota.  Kodiak’s working interest (WI) ranges from 35% to 100% in the operated 2010 drilling program, providing flexibility within the budget in identifying suitable well locations and in the timing and size of capital investment.

The 2010 capital expenditure budget, both as to amount and allocation, is subject to market conditions, oilfield services and equipment availability, commodity prices and drilling results.  While Kodiak continues to explore opportunities to expand its acreage position, the Company’s current budget is primarily allocated to drilling and completing wells.  If Kodiak identifies acreage that meets its strategic requirements, the Company may re-allocate its capital expenditure budget to permit it to complete a potential acreage acquisition.  Alternatively, depending on the availability and terms of capital resources that may be available to the Company, it may increase its capital expenditure budget to allow the Company to acquire additional acreage.  Kodiak expects to fund its capital budget primarily from cash on hand, anticipated cash flow from operations and borrowings under a potential reserve-based revolving line of credit that the Company anticipates will be available to it in the second quarter of 2010.  If Kodiak’s existing and potential sources of liquidity are not sufficient to undertake its planned or revised capital expenditures, the Company may alter its drilling program, pursue joint ventures with third parties, sell interest in one or more of its properties or sell common shares.  There can be no assurance that any such transactions can be completed or that such transactions will satisfy the Company’s operating capital requirements.  If Kodiak is not successful in obtaining sufficient funding or completing an alternative transaction on a timely basis on terms acceptable to the Company, it would be required to curtail its planned expenditures or restructure its operations, and the Company would be unable to implement its original exploration and drilling program.

2010 Estimated CAPEX

	2010 Est.	Pay	Wells
Project Area	CAPEX ($MM)	Horizon	Gross	Net

Williston Basin
Dunn County, ND operated	$43.0	Bakken & Three Forks	15	9.5
Dunn County, ND non-op	$12.0	Bakken & Three Forks	7	2
Other MT/ND	$5.0	Red River / Bakken	3	1.3
	$60.0		25	12.8

Completion Operations—Dunn County, ND

Bakken producer with 4,188 foot lateral has initial production rate of 1,495 BOE/D

The MC #16-3H well, a 4,188-foot horizontal lateral, was successfully completed in early March 2010 in nine stages.  The well recorded 24-hour production rates of 1,359 barrels of oil per day and 0.820 million cubic feet of natural gas per day, or 1,495 BOE per day on a 22/64th inch choke.  During the first six days of production, the well flowed 5,224 barrels of oil (BO) and 3,960 Mcf of natural gas, or 5,884 BOE.  Kodiak has a 60% working interest (WI) and a 49% net revenue interest (NRI) in the well.

The MC #16-3-11H well, a 4,729-foot horizontal lateral, was drilled off the same pad as the MC #16-3H well and was successfully completed in 12 stages in early February 2010.  The well recorded 24-hour production rates of 1,260 barrels of oil per day and 0.950 million cubic feet of natural gas per day, or 1,419 BOE per day on a 20/64th inch choke.  During the first 21 days on production, the well flowed 15,664 BO and 13,247 Mcf of natural gas, or 17,872 BOE.  Kodiak has a 60% WI and a 49% NRI in the well.

Commenting on drilling success, Kodiak’s president and CEO Lynn Peterson said: “Our engineering team has done a very good job improving our Williston Basin completion work.  The recently completed two shorter laterals certainly have the best early production numbers and pressures that we have seen from any of our previous shorter laterals.  Through the first 21 days of production, our MC #16-3-11H produced 17,872 BOE compared to our best previous 30-day production number of 14,720 BOE from a similar lateral length well.  We are hopeful that we can take our current fracture stimulation design and apply it to our longer laterals with similar results.  While additional frac stages are part of the solution in helping improve recoveries, we continue to focus on proppant volumes and fluid characteristics.

“Regarding our Three Forks development, we are continuing to make progress.  We are evaluating production data and fracture stimulation design from a well completed by another operator just offsetting our acreage position.  During the second quarter we will be participating in a non-operated position in the drilling of a Three Forks test on the northern most portion of our acreage from which we should gain additional information.  We are working with our industry partners and expect to spud our first Three Forks test from our next drilling pad.”

Drilling Operations—Dunn County, ND

Located approximately one mile northwest of the MC #16-3H pad, Kodiak is drilling from a three -well pad design.  The first of the three wells, the MC #13-34-3H well, was drilled with a 4,330 foot lateral.  The second well, the MC #16-34-28-2H well, was drilled with a 9,700 foot lateral.  The third well on the pad, the MC #13-34-28-1H well, is currently drilling with an anticipated horizontal lateral length of 8,600 feet.  Completion operations are expected to commence on the first of these three wells in late April, continuing into May 2010.  These wells will be completed utilizing staged completions with each stage comprised of an approximate 350-400-foot fractured stimulation interval.  Completion operations are subject to weather and availability of services.  Kodiak has a 60% WI and a 49%

NRI in the MC #16-34-3H well and a 55.7% WI and a 45% NRI in each of the two longer lateral wells.

Kodiak is participating with a non-operated interest in two Bakken wells currently drilling and one Three Forks test projected to be drilled once the Bakken wells have been drilled.  Kodiak’s non operated working interests in the three wells range from approximately 3% to 7%.

The Company has regulatory agency approval from the Bureau of Indian Affairs for 10 drilling pads that can accommodate from one to four well bores per pad.  These approved permits cover the Company’s 2010 projected drilling program.    Pad drilling continues to drive down costs by requiring fewer locations and by eliminating rig mobilization time between wells on each pad.  Of the 22 gross wells budgeted in Dunn County for 2010, the Company intends to drill three shorter laterals of up to 5,000 feet and the balance of wells are expected be the longer horizontal laterals approaching 10,000 feet.

Other Williston Operations

Kodiak is in the process of taking delivery of Unit rig #118 which is being mobilized to Montana.  The new-build rig is under a two-year commitment and is identical to Unit rig #117 that Kodiak has been operating with excellent success in the Williston Basin since November 2008.

Sheridan County, MT

Location has been built and the first well to be drilled by Unit #118 will be the Meagher #16-30 (Kodiak operated, 33.5% WI and 27% NRI). Subject to partner agreements, Kodiak may also drill and operate a second Red River test in the same area.  The Bakken and Three Forks formations will be evaluated as the well is drilled down to the Red River Formation at approximately 11,000 feet total vertical depth.

McKenzie County, ND

Kodiak recently participated with a non-operated 5.8% WI in the Mondak Federal 11X-14 well, which was completed in mid January 2010.  The well flowed 5,486 BO and 2,145 Mcf of natural gas through the first 30 days for an average production rate of approximately 195 BOE per day.

Kodiak is planning to redrill the Grizzly Federal #1-27 well, which was drilled and completed in 2007 using single stage fracture stimulation procedures.  The well produced 39,000 BO over 24 months before casing collapsed and the well had to be abandoned.  The Grizzly Federal #1-27HR well is projected to be a 9,600 foot horizontal lateral and will be completed using the modern multistage frac design currently employed by Kodiak in Dunn County, ND.  Kodiak will have approximately 62.5% WI and 51.5% NRI in this well.

Risk Management

In February 2010, the Company entered into a costless collar to hedge the effect of price changes on a portion of its future oil production.  Kodiak’s risk management activities are intended to provide more predictable cash flow for certain of its volumes and to limit the downside risk of lower commodity prices.  The Company’s risk management strategy involves maintaining a prudent level of hedged volumes versus production so as not to eliminate upside potential to higher commodity prices.  Approximately 15% of the Company’s current production volumes are currently hedged.  Further disclosure regarding the derivative contracts is available in the Company’s Form 10-K for the year ending December 31, 2009 filed with the SEC.

Q409 and Full-Year 2009 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, March 12, 2010 at 11:00 a.m. Eastern Standard Time.

Kodiak Oil & Gas Corp. Q4 and FY 2009 Financial and Operating Results Conference Call
Date:	Friday, March 12, 2010
Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST

8:00 a.m. PST
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 58314071
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=66492
Replay:	Available through Friday, March 19, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 58314071 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding spudding activities, the Company’s expectations regarding the number of shorter versus longer laterals to be utilized and the expected benefits associated with each, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the estimated costs to drill and complete wells, the Company’s expectations regarding the future production of its oil & gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows, and the effectiveness of the Company’s hedging and risk management activities. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K for the period ended December 31, 2009.

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gain on foreign currency and stock-based compensation (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance.  The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity.  The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support its operations and capital investment program.  Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.